Exhibit 99.1

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

FOR IMMEDIATE RELEASE	Contact: David Nelson
VP, Investor Relations & Treasury
201-498-8840
david.nelson@cognizant.com

Press: Brian Maddox/Hannah Sloane
FD
212-850-5600
brian.maddox@fd.com

COGNIZANT REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

Annual Revenue of $3.279 billion, up 16% year-over-year

Provides Guidance for 2010 Revenue Growth of at least 20%

TEANECK, N.J., February 9, 2010 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of information technology, consulting, and business process outsourcing services, today announced its fourth quarter and full year 2009 financial results.

Highlights – Fourth Quarter 2009

•	Quarterly revenue rose to $902.7 million, up 20% from the year-ago quarter and 6% sequentially.

•	Quarterly diluted EPS on a GAAP basis was $0.47, compared to $0.38 in the year-ago quarter.

•	Quarterly diluted EPS on a non-GAAP basis, which excludes stock-based compensation expense, was $0.50, compared to $0.41 in the year-ago quarter.

•	GAAP and non-GAAP diluted EPS includes the impact of $0.01 in net non-operating foreign currency exchange losses.

•	Net headcount additions for the quarter exceeded 10,300; year-end headcount approximately 78,400.

Revenue for the fourth quarter of 2009 rose to $902.7 million, up 20% from $753.0 million in the fourth quarter of 2008. GAAP net income was $144.0 million, or $0.47 per diluted share, compared to $112.3 million, or $0.38 per diluted share, in the fourth quarter of 2008. Diluted earnings per share on a non-GAAP basis was $0.50. GAAP operating margin for the quarter was 18.5%. Excluding stock-based compensation expense of $12.8 million, non-GAAP operating margin was 19.9%, in line with the Company’s targeted 19 to 20% range. Earnings for the quarter included $4.5 million of net pre-tax non-operating foreign exchange losses. Reconciliations of non-GAAP financial measures to GAAP operating results and diluted EPS are included at the end of this release.

“Despite a very difficult economy, Cognizant delivered strong results with 16% annual revenue growth. The investments we made in our business leave us in an even stronger position than when we entered 2009,” said Francisco D’Souza, President and CEO of Cognizant. “During the year, we grew our workforce by more than 16,700 people, improved our employee utilization, strengthened our client partnerships, and brought new services and capabilities to market. We believe Cognizant is set to deliver robust performance in 2010 and will continue to set new standards for our industry.”

Highlights – Full Year 2009

•	Revenue increased to $3.279 billion, up 16% from the previous year.

•	Diluted EPS on a GAAP basis was $1.78, compared to $1.44 in the previous year.

•	Diluted EPS on a non-GAAP basis, which excludes $0.12 in stock-based compensation expense and stock-based Indian fringe benefit tax expenses, was $1.90, compared to $1.59 in the previous year.

Revenue for 2009 increased to $3.279 billion, up 16% from $2.816 billion for 2008. GAAP net income was $535.0 million, or $1.78 per diluted share, compared to $430.8 million, or $1.44 per diluted share, for 2008. Diluted earnings per share on a non-GAAP basis was $1.90. GAAP operating margin was 18.9%. Excluding stock-based compensation expense of $44.8 million and stock-based Indian fringe benefit tax expense of $0.9 million, non-GAAP operating margin was 20.3%. Reconciliations of these non-GAAP financial measures to GAAP operating results and diluted EPS are included in the table at the end of this release.

First Quarter & Full Year 2010 Outlook

The Company is providing the following guidance:

•	First quarter 2010 revenue anticipated to be at least $935 million.

•	First quarter 2010 diluted EPS expected to be $0.48 on a GAAP basis and $0.52 on a non-GAAP basis, which excludes $0.04 of estimated stock-based compensation expense.

•	Fiscal 2010 revenue expected to be at least $3.935 billion, up at least 20% compared to 2009.

•	Fiscal 2010 diluted EPS expected to be at least $2.03 on a GAAP basis, and $2.19 on a non-GAAP basis, which excludes $0.16 of estimated stock-based compensation expense.

•	Due to continued volatility in the currency markets, EPS guidance excludes any non-operating foreign currency exchange gain or loss.

“Cognizant delivered exceptional performance in 2009. A continued focus on operational excellence, combined with aggressive hiring in the latter part of last year, leaves us well positioned for a strong 2010,” said Gordon Coburn, Chief Financial and Operating Officer. “In addition, we further strengthened our balance sheet in 2009 with our cash, short- and long-term investments increasing by over $210 million during the fourth quarter, and over $625 million for the full year, to a total of approximately $1.55 billion.”

Conference Call

Cognizant will host a conference call February 9, 2010 at 8:00 a.m. (Eastern) to discuss the Company’s quarterly and full year 2009 results. To listen to the conference call, please dial (800) 374-0467 (domestically) and (706) 679-3288 (internationally) and provide the following conference ID number: 50233460.

The conference call will also be available live via the Internet by accessing the Cognizant web site at www.cognizant.com. Please go to the web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing (800) 642-1687 for domestic callers or (706) 645-9291 for international callers and entering 50233460 from a half hour after the end of the call until 11:59 p.m. (Eastern) on Wednesday, February 17, 2010. The replay will also be available at Cognizant’s web site www.cognizant.com for 30 days following the call.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting, and business process outsourcing services. Cognizant’s single-minded passion is to dedicate our global technology and innovation know-how, our industry expertise and worldwide resources to working together with clients to make their businesses stronger. With over 50 global delivery centers and approximately 78,400 employees as of December 31, 2009, we combine a unique onsite/offshore delivery model infused by a distinct culture of customer satisfaction. A member of the NASDAQ-100 Index and S&P 500 Index, Cognizant is a Forbes Global 2000 company and a member of the Fortune 1000 and is ranked among the top information technology companies in BusinessWeek’s Hot Growth and Top 50 Performers listings. Visit us online at www.cognizant.com.

Forward-Looking Statements

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with GAAP, this press release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: non-GAAP operating margin and non-GAAP diluted earnings per share. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures, the financial statements prepared in accordance with GAAP and reconciliations of Cognizant’s GAAP financial statements to such non-GAAP measures should be carefully evaluated.

We seek to manage the company to a targeted operating margin, excluding stock-based compensation costs and applicable stock-based Indian fringe benefit tax, of 19% to 20% of revenues. Accordingly, we believe that non-GAAP operating margin and non-GAAP diluted earnings per share, excluding stock-based compensation costs and applicable stock-based Indian fringe benefit tax, are meaningful measures for investors to evaluate our financial performance. For our internal management reporting and budgeting purposes, we use financial statements that do not include stock-based compensation expense and applicable stock-based Indian fringe benefit tax for financial and operational decision making, to evaluate period-to-period comparisons and for making comparisons of our operating results to those of our competitors. Moreover, because of varying available valuation methodologies permitted under U.S. GAAP and the variety of award types that companies can use, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense allows investors to make additional comparisons between our operating results to those of other companies. Accordingly, we believe that the presentation of non-GAAP operating margin and non-GAAP diluted earnings per share, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP operating margin and non-GAAP diluted earnings per share versus operating margin and diluted earnings per share calculated in accordance with GAAP is that non-GAAP operating margin and non-GAAP diluted earnings per share exclude costs, namely, stock-based compensation that is recurring and applicable stock-based Indian fringe benefit tax that was repealed during the third quarter of 2009 retroactive to April 1, 2009. Stock-based compensation will continue to be for the foreseeable future a significant recurring expense in our business. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for this limitation by providing specific information regarding the GAAP amounts excluded from non-GAAP operating margin and non-GAAP diluted earnings per share and evaluating such non-GAAP financial measures with financial measures calculated in accordance with GAAP.

– tables to follow –

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenues	$902,721	$753,045	$3,278,663	$2,816,304

Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	520,796	419,748	1,849,443	1,572,816
Selling, general and administrative expenses	190,678	169,378	721,359	652,021
Depreciation and amortization expense	24,339	21,253	89,371	74,797

Income from operations	166,908	142,666	618,490	516,670

Other income (expense), net:
Interest income	6,139	5,760	15,895	22,188
Other income / (expense), net	(4,450)	(12,340)	2,566	(23,648)

Total other income / (expense), net	1,689	(6,580)	18,461	(1,460)

Income before provision for income taxes	168,597	136,086	636,951	515,210

Provision for income taxes	24,593	23,798	101,988	84,365

Net income	$144,004	$112,288	$534,963	$430,845

Basic earnings per share	$0.49	$0.39	$1.82	$1.49

Diluted earnings per share	$0.47	$0.38	$1.78	$1.44

Weighted average number of common shares outstanding	295,602	291,261	293,304	290,121

Weighted average number of common and dilutive shares outstanding	304,615	297,570	301,115	298,940

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(In thousands)

	December 31,	December 31,
	2009	2008

Assets
Current Assets
Cash and cash equivalents	$1,100,930	$735,066
Short-term investments	298,402	27,513
Trade accounts receivable, net of allowances of $16,465 and $13,441, respectively	626,288	517,481
Unbilled accounts receivable	82,952	62,158
Deferred income tax assets, net	73,791	48,315
Other current assets	125,205	77,586

Total Current Assets	2,307,568	1,468,119
Property and equipment, net	481,516	455,254
Long-term investments	151,131	161,693
Goodwill	192,372	154,035
Intangible assets, net	75,757	47,790
Deferred income tax assets, net	80,618	52,816
Other assets	49,278	34,853

Total Assets	$3,338,240	$2,374,560

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$54,640	$39,970
Deferred revenue	51,605	38,123
Accrued expenses and other current liabilities	540,363	309,484

Total Current Liabilities	646,608	387,577
Deferred income tax liabilities, net	—	7,294
Other noncurrent liabilities	38,455	14,111

Total Liabilities	685,063	408,982

Stockholders’ Equity	2,653,177	1,965,578

Total Liabilities and Stockholders’ Equity	$3,338,240	$2,374,560

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures

(In thousands, except per share amounts)

	Three Months Ended December 31,				Three Months Ended December 31,
	2009 GAAP	2009 Adjustments		2009 Non-GAAP	2008 GAAP	2008 Adjustments		2008 Non-GAAP

Income from operations	$166,908	$12,811	(a)	$179,719	$142,666	$11,600	(c)	$154,266

Operating margin	18.5%	1.4	%(a)	19.9%	18.9%	1.6	%(c)	20.5%

Diluted earnings per share	$0.47	$0.03	(e)	$0.50	$0.38	$0.03	(e)	$0.41

	Twelve Months Ended December 31,				Twelve Months Ended December 31,
	2009 GAAP	2009 Adjustments		2009 Non-GAAP	2008 GAAP	2008 Adjustments		2008 Non-GAAP

Income from operations	$618,490	$45,761	(b)	$664,251	$516,670	$52,049	(d)	$568,719

Operating margin	18.9%	1.4	%(b)	20.3%	18.3%	1.9	%(d)	20.2%

Diluted earnings per share	$1.78	$0.12	(e)	$1.90	$1.44	$0.15	(e)	$1.59

Notes:

(a)	Adjustment to exclude stock-based compensation of $12,811 from income from operations of which $3,416 was reported in cost of revenues and $9,395 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations. During the quarter ended September 30, 2009, the repeal of the Indian fringe benefit tax, retroactive to April 1, 2009, was enacted into law. Accordingly, stock-based Indian fringe benefit tax expense was not recorded in the quarter ended December 31, 2009.
(b)	Adjustment to exclude stock-based compensation of $44,816 and stock-based Indian fringe benefit tax expense, incurred during the quarter ended March 31, 2009, of $945 from income from operations of which $15,076 was reported in cost of revenues and $30,685 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(c)	Adjustment to exclude stock-based compensation of $10,943 and stock-based Indian fringe benefit tax expense of $657 from income from operations of which $4,049 was reported in cost of revenues and $7,551 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(d)	Adjustment to exclude stock-based compensation of $43,900 and stock-based Indian fringe benefit tax expense of $8,149 from income from operations of which $21,446 was reported in cost of revenues and $30,603 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(e)	Adjustment to exclude the per share effect of stock-based compensation expense net of the related tax benefit and stock-based Indian fringe benefit tax expense, if any. The stock-based Indian fringe benefit tax expense is a nondeductible expense since the cost is recovered from employees.